Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Renasant Corporation of our report dated February 29, 2024, with respect to the consolidated financial statements of The First Bancshares, Inc., included in Renasant Corporation’s Current Report on Form 8-K filed on July 29, 2024.

/s/ Forvis Mazars LLP

Jackson, Mississippi
October 28, 2024